EXHIBIT 99.2

Sirna Contact	Investor Contact	Media Contact
Howard W. Robin	E. Blair Schoeb	Justin Jackson
President & CEO	Burns McClellan, Inc.	Burns McClellan, Inc.
Sirna Therapeutics, Inc.	212-213-0006	212-213-0006
303-449-6500

Sirna Therapeutics Evaluating RNAi to Treat Huntington’s Disease

Sirna Licenses Fundamental Intellectual Property on CNS Targets for RNAi Therapeutics

BOULDER, Colorado, June 8, 2004 — Sirna Therapeutics, Inc. (Nasdaq: RNAI) today will announce in a corporate presentation at the BIO 2004 Annual International Convention that the Company is evaluating the potential application of RNA interference-based therapies in diseases of the central nervous system (CNS), specifically, Huntington’s Disease. Sirna has initiated a research collaboration with Dr. Beverly Davidson, Roy J. Carver Professor in Internal Medicine at the University of Iowa. Sirna has already demonstrated siRNA-mediated knockdown of Huntington’s Disease gene expression in cell culture in collaboration with Dr. Davidson and efficacy studies in validated in vivo models are currently in progress. In addition, Sirna has in-licensed key patents from the University of Iowa Research Foundation covering neurological disease targets using RNAi technology, including those relating to Huntington’s Disease. This license combined with Sirna’s broad intellectual property on RNAi technology and Huntington’s Disease provides Sirna a strong patent position in this important therapeutic area.

Howard Robin, Sirna’s President and Chief Executive Officer, commented, “We believe that localized delivery of siRNAs may be an effective means of addressing devastating diseases of the CNS. In the case of Huntington’s Disease, there is a clearly validated target to attack with siRNAs - the polymorphisms in the Huntington’s Disease gene. This builds on our strategy of applying our expertise in RNA chemistry, biology and pharmacology to validated therapeutic targets in areas of significant unmet medical need. Dr. Davidson is one of the leading scientists in the field of Huntington’s Disease research, and we are very excited to be collaborating with her in this program.”

About Sirna Therapeutics

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, including early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.